Exhibit 23.7

CONSENT

To:	Critical Metals Corp. (the “Company”)

Re:	Registration Statement on Form F-4 of the Company (the “Company”)

CSA Global South Africa (Pty) Limited is the authoring firm of the report titled “S-K 1300 Technical Report Summary” dated February 9, 2023, effective date December 5, 2022, regarding the mining property known as the Wolfsberg Lithium Project (the “Project”) which was prepared in accordance the United States Securities and Exchange Commission (“SEC”) S-K regulations (Title 17, Part 229, Items 601 and 1300 to 1305) for the Company (the “Expert Report”).

CSA Global South Africa (Pty) Limited understands that the Company wishes to make reference to CSA Global South Africa (Pty) Limited’s name and the Expert Report in its Registration Statement on Form F-4 (the “Registration Statement”) to be prepared and filed by the Company. CSA Global South Africa (Pty) Limited further understands that the Company wishes to use extracts and/or information from, the Expert Report in the Registration Statement related to the Project. CSA Global South Africa (Pty) Limited has been provided with a copy of the Registration Statement, and has reviewed the proposed disclosure identified above.

Accordingly, in respect of the Registration Statement, CSA Global South Africa (Pty) Limited does hereby consent to:

●	the use of, and references to, its name in the Registration Statement;

●	the use of, and references to, the Expert Report in the Registration Statement; and

●	the use of, in the Registration Statement, extracts and information from the Expert Report, or portions thereof (collectively, the “Undersigned’s Information”).

CSA Global South Africa (Pty) Limited confirms that where its work involved a mineral resource or mineral reserve estimate, such estimates comply with the requirements for mineral resource and mineral reserve estimation under Subpart 1300 of Regulation S-K promulgated by the SEC.

CSA Global South Africa (Pty) Limited also confirms that its representatives have read the disclosure in the Registration Statement that relate to the Undersigned’s Information and the Project, and CSA Global South Africa (Pty) Limited confirms that the disclosure included in the Registration Statement does not contain a misrepresentation.

Dated: February 14, 2023

By:	/s/ Brendan Clarke
	Name:	Brendan Clarke
	Title:	Partner – EMEA